Exhibit 10.22

GRAFTECH INTERNATIONAL LTD.

EXECUTIVE INCENTIVE COMPENSATION PLAN

Effective January 1, 2009, the Board of Directors of GrafTech International Ltd. (“GrafTech”) adopted this Executive Incentive Compensation Plan (the “Plan”), subject to the approval of the stockholders of GrafTech in accordance with the requirements of Section 162(m) of the Code, the By-Laws of GrafTech and other applicable requirements.

ARTICLE I

PURPOSE OF PLAN

The purpose of the Plan is to: (i) attract, retain and motivate employees by providing incentives and rewards to Eligible Employees dependent upon the financial success of GrafTech and its Subsidiaries (collectively, the “Company”); and (ii) make the Company’s compensation program competitive with those of other major employers.  The Company intends that certain compensation payable under the Plan will constitute “qualified performance-based compensation” under Section 162(m) of the Code.  The Plan shall be administratively interpreted and construed in a manner consistent with such intent.

ARTICLE II

DEFINITIONS

2.1                               “Applicable Employee Remuneration” shall have the meaning given to such term in Section 162(m)(4) of the Code.

2.2                               “Award” shall mean the amount of the payment under the Plan payable to a Participant for a Performance Period.

2.3                               “Base Pay” shall mean, for any Eligible Employee, the salary range midpoint of such employee’s salary grade or, if so specified by the Compensation Committee, compensation reasonably equivalent thereto as determined by the Compensation Committee.

2.4                               “Beneficiary” shall mean a Participant’s deemed beneficiary pursuant to Article VIII.

2.5                               “Board” shall mean the Board of Directors of GrafTech.

2.6                               “CEO”  and “CFO” shall mean the Chief Executive Officer and Chief Financial Officer, respectively, of GrafTech.

2.7                               “Code” shall mean the Internal Revenue Code of 1986, as amended.

2.8                               “Compensation Committee” shall mean the Organization, Compensation & Pension Committee of the Board.  Any action which may be taken by the Compensation Committee may be taken by the Board.

2.9                               “Covered Employee” shall have the meaning given to such term in Section 162(m)(3) of the Code; provided, however, that an employee will be considered a Covered Employee for purposes of the Plan only if his or her Applicable Employee Remuneration for the relevant Year is expected to exceed $1,000,000.

2.10                        “Department” shall mean GrafTech’s Corporate Human Resources Department.

2.11                        “Detrimental Conduct” shall mean activities which have been, are or would reasonably be expected to be detrimental to interests of the Company, as determined in the sole and good faith judgment of the Compensation Committee.  Such activities include, but are not limited to, gross neglect or willful and continuing refusal by the Participant to substantially perform his or her duties or responsibilities for or owed to the Company, unlawful conduct under securities, antitrust, tax or other laws, improper disclosure or use of confidential or proprietary information or trade secrets, competition with or improper taking of a corporate opportunity of any business of the Company, failure to cooperate in any investigation or legal proceeding, or misappropriation of property.

2.12                        “Eligible Employee” shall mean each executive of the Company who is an Executive Officer or Covered Employee and who is selected by the Compensation Committee to participate in the Plan.

2.13                        “Executive Officer” shall mean any employee of the Company who, at the relevant time, is required to file beneficial ownership reports pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended, and rules thereunder.

2.14                        “Financial Criteria” shall mean: (i) earnings or earnings per share; (ii) stockholder return; (iii) return on capital, investment, or stockholders’ equity; (iv) cash flow or throughput; (v) EBIT or EBITDA; (vi) return on assets employed; (vii) gross margin; (viii) operating profit; (ix) working capital; (x) market share; (xi) net worth; (xii) inventory turnover; (xiii) completion of significant projects or implementation of significant new processes; and (xiv) achievement of strategic milestones.

2.15                        “Line of Business” or “LOB” shall mean any of the Company’s business segments or designated business units.

2.16                        “Participant” shall mean an Eligible Employee who has satisfied the requirements for participation in the Plan as set forth in Article IV.

2.17                        “Performance Measures” shall mean one or more Financial Criteria, which may be applied with respect to an individual Participant, the Company, any Subsidiary or any Line of Business and which may be measured on an absolute, adjusted or relative basis (including comparisons of results for the Performance Period either to results for a prior Performance Period or to the Company’s business plan or forecast for the Performance Period).

2.18                        “Performance Period” shall mean a Year or such greater or lesser period of time, as determined by the Compensation Committee, over which a Participant’s Performance Threshold is to be achieved. The Performance Period need not be identical for all Awards. Within one Year, the Compensation Committee may establish multiple Performance Periods.

2.19                        “Performance Threshold” shall mean the percentage determined by the Compensation Committee for each Performance Period, representing the minimum level of achievement of Participants’ respective Performance Measures for the Performance Period that each Participant must attain to be entitled to an Award for such Performance Period.

2.20                        “Subsidiary” shall mean a company of which more than 50 percent of the outstanding capital is owned, directly or indirectly, by GrafTech.

2.21                        “Year” shall mean the calendar year.

ARTICLE III

ADMINISTRATION

3.1                               Administration.  Except as otherwise provided herein, the Plan shall be administered by the Compensation Committee. The Compensation Committee shall have full and sole power and discretionary authority to make all determinations hereunder, select Participants and determine the extent and terms of their participation in the Plan, construe and interpret the Plan, establish and amend regulations to further the purposes of the Plan, and take any other action necessary, appropriate or expedient to administer and implement the Plan.

3.2                               Human Resources Department.  The Department shall: (i) in consultation with the CEO, formulate, review and make recommendations to the Compensation Committee regarding such changes in the Plan as it deems appropriate or the Compensation Committee may request; (ii) maintain records of Awards; (iii) prepare reports and provide data as required by the Compensation Committee and government agencies; (iv) obtain consents and approvals relating to the Plan as required by government agencies; and (v) take such other actions as may be necessary or appropriate or as may be requested by the Compensation Committee for the effective implementation and administration of the Plan.

3.3                               Performance Measures.  The general parameters (such as milestones and related awards) of the Performance Measures shall be determined by the Compensation Committee.  The Compensation Committee may consult with the CEO, consultants or any other advisors that the Compensation Committee deems appropriate or advisable in determining the Performance Measures.  The specific Performance Measures and the related Performance Thresholds for Awards to the CEO and other Executive Officers who are Covered Employees shall be determined by the Compensation Committee.

3.4                               Binding Effect.  Decisions, actions and interpretations by the Compensation Committee, the Department or management of the Company, regarding the Plan, pursuant to this Article III or as otherwise provided for herein, shall be final and binding upon all Participants and Beneficiaries.

ARTICLE IV

PARTICIPATION

All Eligible Employees who have completed a minimum of three months of service shall be eligible for an Award.  Except as otherwise provided in Article VII, Awards based on Performance Periods that are for a full Year and that are granted to Eligible Employees who have completed more than three months but less than 12 months of service during a Year will be prorated based upon the Employee’s length of service during the Year.

ARTICLE V

AWARDS

5.1                               Performance Period.  Each Performance Period shall be the length of time determined by the Compensation Committee, but in no event shall a Performance Period be less than three months or greater than three years.

5.2                               Performance Thresholds.  Within 90 days after the beginning of a Performance Period that is a full Year (or, if the Performance Period is shorter than one full Year, before 25 percent of the Performance Period has elapsed), the Compensation Committee shall establish (i) Performance Measures in writing for each Participant for such Performance Period, (ii) Performance Thresholds with respect to each Performance Measure representing a minimum level of achievement that the Participant must attain in order to receive an Award, (iii) either a percentage of Base Pay or a fixed monetary amount (i.e., a “maximum amount”) payable as an Award if the Participant achieves 100 percent of his or her Performance Measures, and (iv) a mathematical formula or matrix that weighs each Performance Measure and indicates the amount of the Participant’s Award if his or her level of achievement of such Performance Measures exceeds or falls short of the Performance Threshold determined pursuant to clause (ii) above, if applicable.  Performance Measures, including Performance Thresholds and maximum amounts, established by the Compensation Committee for any Performance Period may differ among Participants.

5.3                               Determination of Awards. For each Performance Period, the specific determination as to whether and the extent to which Performance Measures, including Performance Thresholds, applicable to the Participants have been met shall be made by the Compensation Committee.  No Award is payable until the Compensation Committee has certified that the Performance Measures have been met and the amount payable in respect of such Award.  The Compensation Committee may decrease the aggregate amount awarded to any Participant for any Performance Period irrespective of whether the relevant Performance Measures, including Performance Thresholds, have been met.

5.4                               Change of Position During a Plan Year.  If a Participant is reassigned to a different position or Line of Business during a Plan Year, the total Award will be determined proportionally based on the relative performance and time in each position or Line of Business, as the case may be, provided that the Award continues to meet the requirements of Section 162(m) of the Code.

5.5                               Maximum Award.  The aggregate amount of any Award to any Participant for any Performance Period, as finally determined (or certified, as applicable) by the Compensation Committee, shall constitute the Participant’s Award for such Performance Period; provided, however, that his or her aggregate Award for any Year shall not exceed 225% of the Participant’s base salary for GrafTech’s fiscal year during which such Performance Period ends.

ARTICLE VI

PAYMENT OF AWARD

6.1                               Payment.  The Awards for any Performance Period shall normally be certified during the 90 day period following the end of such Performance Period or as soon thereafter as is practicable under the circumstances.  The Awards will be paid to the Participants in cash no later than March 15 of the Year following the Year in which the Award is certified; provided, however, that, subject to compliance with applicable requirements of the New York Stock Exchange and securities laws, the Compensation Committee may authorize the payment of any Award in shares of GrafTech stock or a combination of cash and stock, which stock shall be issued pursuant to the 2005 Equity Incentive Plan or any successor equity plan adopted by GrafTech and approved by its stockholders.

6.2                               Deferral of Payment.  The Compensation Committee reserves the right to defer and to allow Participants to defer payment of some or all Awards, in whole or in part, upon such terms and conditions as the Compensation Committee may determine, so long as such deferral would not trigger exercise tax under Section 409A of the Code.  The Compensation Committee’s decision regarding the deferral of Awards shall be final and binding on all Participants and Beneficiaries.

6.3                               Subsidiaries’ Liability for Awards.  Each Subsidiary shall be liable for paying Awards with respect to Participants who are employed by such Subsidiary.

6.4                               Detrimental Conduct.  Notwithstanding anything contained herein to the contrary, if the Compensation Committee determines that a Participant has engaged in Detrimental Conduct, then the Compensation Committee shall have the right, in its sole and good faith judgment, to suspend (temporarily or permanently) the payment of an Award to such Participant, increase the Performance Measures applicable to an Award to such Participant, cancel an Award to such Participant, require the forfeiture of an Award to such Participant, or take any other actions in respect of an Award to such Participant.

6.5                               Withholding or Offset.  The Company retains the right to deduct and withhold from any payments due hereunder all sums that it may be required or permitted to deduct or withhold pursuant to any applicable contract, statute, law, regulation, order or otherwise.

ARTICLE VII

TERMINATION OF EMPLOYMENT

Notwithstanding any other provision of the Plan to the contrary, if a Participant’s employment with the Company is terminated for any reason (including a voluntary or involuntary termination or retirement) prior to the last day of a Performance Period, then such Participant shall not be entitled to an Award for such Performance Period; provided, however, that the Compensation Committee may direct payment of all or any part of an Award to any Participant who prior to such day retires, dies, becomes permanently disabled or otherwise becomes subject to special circumstances, so long as the Performance Thresholds applicable to his or her Performance Measures were achieved or exceeded; provided, further that the Compensation Committee may direct payment of an Award, prior to the last day of a Performance Period and regardless of whether Performance Thresholds are achieved, to a Participant, or his or her estate, in the event of the Participant’s termination of employment prior to the last day of the Performance Period due to the Participant’s death or disability or in the event of a Change in Control of the Company (as such term is defined in the Company’s 2005 Equity Incentive Plan) during the Performance Period.

ARTICLE VIII

BENEFICIARY DESIGNATION

The beneficiary or beneficiaries designated by a Participant or deemed to have been designated by a Participant under the GrafTech International Savings Plan (“Savings Plan”) shall be deemed to be a Participant’s Beneficiary.  A deceased Participant’s unpaid Award shall be paid to his or her Beneficiary. For Participants who do not participate in the Savings Plan, the beneficiary or beneficiaries designated by a Participant or deemed to have been designated by a Participant under a Company sponsored life insurance program shall be deemed to be a Participant’s Beneficiary. A deceased Participant’s unpaid Award shall be paid to his or her Beneficiary at the same time the Award would otherwise be paid to the Participant.  If a Participant does not participate in the Savings Plan or such insurance program, or if a Participant participates in the Savings Plan or such insurance program and has not designated or been deemed to have designated a beneficiary thereunder, then a deceased Participant’s unpaid Award shall be paid to the Participant’s estate.  If a Beneficiary does not survive a Participant, then the deceased Participant’s unpaid Award shall be paid to the Participant’s estate.  If the Beneficiary of a deceased Participant survives a Participant and dies before such Participant’s Award is paid, then such unpaid Award shall be paid to the Beneficiary’s estate.

ARTICLE IX

GENERAL PROVISIONS

9.1                               Awards Not Assignable.  Nothing in this Plan shall be construed to give a Participant, Beneficiary, Participant’s estate or Beneficiary’s estate any right, title or interest in any specific asset, fund or property of any kind whatsoever owned by the Company or in which it may have any interest now or in the future, but each Participant, Beneficiary, Participant’s estate and Beneficiary’s estate shall have the right to enforce his, her or its claims against the relevant Subsidiary in the same manner as any unsecured creditor of the relevant Subsidiary.  No Participant, Beneficiary, Participant’s estate or Beneficiary’s estate shall have the power to transfer, assign, anticipate, mortgage or otherwise encumber any right to receive a payment in advance of any such payment and any attempted transfer, assignment, anticipation, mortgage or encumbrance shall be void.

9.2                               Unfunded Compensation.  The Plan is intended to constitute an unfunded incentive compensation arrangement.  Nothing contained in the Plan, and no action taken pursuant to the Plan, shall create or be construed to create a trust of any kind.  Pursuant to Section 6.3, all Awards shall be paid from the general funds of the respective employer, and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such Awards.

9.3                               No Right to Employment.  Nothing contained in the Plan shall give any Participant the right to continue in the employment of the Company or affect the right of the Company to discharge a Participant.

9.4                               Adjustment of Awards.  Subject to the restrictions in Section 5.3, the Compensation Committee shall make such adjustments, to the extent it deems appropriate, to the Performance Measures and Performance Thresholds to compensate for or reflect any material changes that may have occurred in accounting practices, tax laws, other laws or regulations, the financial structure of the Company, acquisitions or dispositions of assets, Subsidiaries, or Lines of Business, any other extraordinary developments, or any unusual circumstances outside of management’s control that alter or affect computation of such Performance Measures and Performance Thresholds or the performance of the Company or any relevant Subsidiary or Line of Business.

9.5                               Inadvertent Non Compliance.  If any provision of the Plan would cause any Award to a Covered Employee not to constitute “qualified performance-based compensation” under Section 162(m) of the Code, it shall be severed from and thereupon be deemed not to be a part of the Plan, but the other provisions of the Plan shall remain in full force and effect.

9.6                               Applicable Law.  The Plan shall be construed and governed in accordance with the laws of the State of Delaware.

ARTICLE X

AMENDMENT, SUSPENSION OR TERMINATION

(a)                                 The Compensation Committee shall have the right to amend, suspend or terminate the Plan at any time; provided, however, that any amendment, suspension or termination shall not adversely affect the rights of Participants or Beneficiaries to receive Awards granted prior to such action; and provided further, that no amendment that alters the Award, Performance Measures or other factors relating to an Award applicable to a Covered Employee for the Performance Period in which such amendment is made or any prior Performance Period shall be effective in respect thereof except to the extent that it may be made without causing such Award to cease to qualify as “qualified performance-based compensation” under Section 162(m) of the Code.  To the extent required by Section 162(m) of the Code and the regulations thereunder, the material terms of the Plan shall be disclosed to, and shall be subject to approval by, GrafTech’s stockholders in a manner intended to comply with Section 162(m) of the Code.  In addition, for purposes of granting Awards following the expiration of the initial stockholder approval, the material terms of this Plan must be reapproved by GrafTech’s stockholders in accordance with the requirements of Section 162(m) of the Code and the regulations thereunder.

Approved on behalf of
GRAFTECH INTERNATIONAL LTD.
and its Subsidiaries

Dated: February 18, 2009	By:
Name:
Title: